Exhibit 8.1

April 19, 2013	direct dial 202 508 5883 direct fax 202 204 5615 ekracov@kilpatricktownsend.com

Board of Directors

SI Financial Group, Inc.

803 Main Street

Willimantic, Connecticut 06226

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to SI Financial Group, Inc., a Maryland corporation, in connection with the proposed merger (the “Merger”) of Newport Bancorp, Inc., a Maryland corporation, with and into SI Financial, pursuant to the Agreement and Plan of Merger, dated as of March 5, 2013, by and among SI Financial and Newport Bancorp (the “Agreement”). The Agreement provides for the merger of Newport Bancorp with and into SI Financial, with SI Financial as the surviving entity. At your request, and in connection with the filing of the registration statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the “Registration Statement”), we are rendering our opinion concerning certain United States federal income tax consequences of the Merger. Any capitalized term used and not defined herein has the meaning given to it in the Agreement.

For purposes of the opinion set forth below, we have relied, with the consent of SI Financial, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of SI Financial and Newport Bancorp dated the date hereof, and have assumed that such statements and representations will remain complete and accurate at all times up to and including the Effective Time and that all such statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement and the proxy statement/prospectus (the “Proxy Statement/Prospectus”) contained therein, each as amended or supplemented through the date hereof.

Board of Directors

SI Financial Group, Inc.

April 19, 2013

We have also assumed that: (1) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement/Prospectus (and no transaction or condition described therein and affecting this opinion will be waived by any party); (2) the Merger will qualify as a statutory merger under the Maryland General Corporation Law; and (3) the Merger will be reported by SI Financial and Newport Bancorpon their respective United States federal income tax returns in a manner consistent with the opinion set forth below.

Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that:

1.	The Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

2.	SI Financial and Newport Bancorp will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

In addition, we hereby confirm that, in our opinion, the discussion under the caption “Description of the Merger – Tax Consequences of the Merger” in the Proxy Statement/Prospectus, is accurate in all material respects, subject to the limitations and qualifications stated therein.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

This opinion relates solely to the material United States federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any United States federal tax laws other than those pertaining to the income tax. This opinion is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. Further, no opinion is expressed with respect to the United States federal income tax consequences to Newport Bancorp shareholders subject to special treatment under United States federal income tax law, such as: Newport Bancorp shareholders, if any, who hold Newport Bancorp Common Stock other than as a capital asset; banks or trusts; tax-exempt organizations; insurance companies; regulated investment companies or mutual funds; dealers in securities or foreign currency; traders in securities who elect to apply a mark-to-market method of accounting; pass-through entities and

Board of Directors

SI Financial Group, Inc.

April 19, 2013

investors in such entities; foreign persons; shareholders who hold Newport Bancorp Common Stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated instrument; and to shareholders of Newport Bancorp common stock who acquired their shares of Newport Bancorp Common Stock upon the exercise of warrants or employee stock options or otherwise as compensation.

We assume no obligation to revise or supplement this opinion should the present United States federal income tax laws be changed by any legislation, judicial decisions or otherwise.

Very truly yours,

KILPATRICK TOWNSEND & STOCKTON LLP

By:	/s/ Eric S. Kracov
Eric S. Kracov, a Partner